AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (“Agreement”) is made and entered into by and between Hyliion Holdings Corp., a Delaware corporation, (the “Company”), and Patrick Sexton (“Employee”), and shall be effective as of the Effective Date, as defined below. This Agreement is intended to terminate and supersede any employment agreement, offer letter or other employment-related agreement by and between Employee and the Company, any Company subsidiary or predecessor entity, including, without limitation, the offer letter provided to Employee by Hyliion Inc. (“Hyliion”) on May 22, 2019 (the “Original Agreement”), unless otherwise specifically noted herein.
RECITALS
WHEREAS, The Company and Employee previously entered into an employment agreement, effective as of October 1, 2020, and amended as of October 13, 2021; and
WHEREAS, on February 24, 2022, the Company and Employee desire to amend and restate the employment agreement in its entirety and to enter this Agreement on the terms and conditions set forth herein, effective as of October 1, 2020 (the “Effective Date”).
NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:
1.Employment. During the Employment Period (as defined in Section 4), the Company shall employ Employee, and Employee shall serve, as Chief Technology Officer of the Company and in such other position or positions as may be assigned from time to time by the Chief Executive Officer (“CEO”) of the Company or as otherwise designated by the board of directors of the Company (the “Board”).
2.Duties and Responsibilities of Employee.
(a)Employee shall, during the Employment Period, devote Employee’s best efforts and full business time and attention to the businesses of the Company and its direct and indirect subsidiaries as may exist from time to time (collectively, the Company and its current and future wholly owned direct and indirect subsidiaries are referred to as the “Company Group”) as may be requested by the CEO from time to time. Employee’s duties and responsibilities shall include those normally incidental to the position(s) identified in Section 1, as well as such additional duties as may be assigned to Employee by the CEO from time to time, which duties and responsibilities may include providing services to other members of the Company Group in addition to the Company. Employee shall report to the CEO. Employee may, without violating this Section 2(a), (i) as a passive investment, own publicly-traded securities in such form or manner as will not require any services by Employee in the operation of the entities in which such securities are owned; or (ii) engage in outside activities provided (x) such activities (including but not limited to membership on boards of directors of for-profit organizations), so long as such ownership interests or activities do not interfere with Employee’s ability to fulfill Employee’s duties and responsibilities under this Agreement and are not inconsistent with Employee’s obligations to any member of the Company Group or competitive with the business of any member of the Company Group; and (y) Employee gives written notice to the CEO of any significant outside business activity in which Employee plans to become involved, if such activity is pursued for profit. Notwithstanding the foregoing, Employee will not serve as a member on any Board of Directors (or similar body) of any for-profit organization

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without first obtaining the express written approval of the CEO. Employee has listed, in Exhibit A attached hereto, a complete list of all such entities and/or organizations that may be implicated by this Section 2, which shall be deemed approved by the CEO.
(b)Employee hereby represents and warrants that Employee is not the subject of, or a party to, any non-competition, non-solicitation, restrictive covenant or non-disclosure agreement, or any other agreement, obligation, restriction or understanding that would prohibit Employee from executing this Agreement or fully performing each of Employee’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities assigned to Employee hereunder. Employee expressly acknowledges and agrees that Employee is strictly prohibited from using or disclosing any confidential information belonging to any prior employer in the course of performing services for any member of the Company Group, and Employee promises that Employee shall not do so. Employee shall not introduce documents or other materials containing confidential information of any prior employer to the premises or property (including computers and computer systems) of any member of the Company Group.
(c)Employee owes each member of the Company Group fiduciary duties (including (i) duties of loyalty and disclosure and (ii) such fiduciary duties that an officer of the Company would have if the Company were a corporation organized under the laws of the State of Delaware), and the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Employee owes each member of the Company Group under statutory and common law.
3.Compensation.
(a)Base Salary. During the Employment Period, the Company shall pay to Employee an annualized base salary of $325,000 (the “Base Salary”) in consideration for Employee’s services under this Agreement, payable in substantially equal installments in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than monthly. Employee’s Base Salary will be reviewed annually by the CEO based on the performance of the Employee and the Company. The CEO may, but will not be required to, increase the Base Salary during the Initial and any Renewal Term.
(b)Cash Bonus. Employee shall be eligible for discretionary cash bonuses, from time to time, at the Board’s discretion.
(c)Equity Awards.
(i)Subject to the approval of the Compensation Committee of the Board (the “Compensation Committee”), Employee will be granted annual time-vested restricted stock unit awards (each, a “Time-Vested Award”) and a one-time performance- based restricted stock unit award (a “Performance Award”) as soon as administratively practicable following the effective registration of the securities reserved for issuance under the Company’s 2020 Equity Incentive Plan (the “2020 Plan”) on a Form S-8 registration statement pursuant to the Securities Act of 1933, as amended (the “Form S-8”). Notwithstanding anything to the contrary in this Agreement, the Time-Vested Award and the Performance Award will not be deemed granted unless and until (i) the Form S-8 has become effective and (ii) the vesting schedule and all other material terms of such equity awards have been approved by the Compensation Committee. Employee acknowledges and agrees that the actual grant dates for future Time-Vested Awards shall be determined by the Compensation Committee and may be coordinated with the grant dates for Time- Vested Awards granted to other employees.

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(ii)The 2022 Time-Vested Award will cover such number of shares of the Company’s common stock valued at $400,000 as of the grant date, disregarding any fractional share amounts and shall be awarded on such terms and conditions as the Board or the Compensation Committee shall determine from time to time. The amount of future awards shall be at the discretion of the Board and the Compensation Committee. Each such TimeVested Award will vest over a three-year period, with 33.33% of the Time-Vested Award vesting on the one-year anniversary of the first Quarterly Vesting Date following the grant date for each Time-Vested Award, and 8.33% of such Time-Vested Award vesting on each Quarterly Vesting Date thereafter, subject to Employee remaining in Continuous Service (as defined in the 2020 Plan) through each applicable vesting date. For purposes of this Agreement, “Quarterly Vesting Dates” with respect to any calendar year means February 15, May 15, August 15, and November 15, provided, to the extent any of such dates occurs on a weekend day or U.S. federal holiday, the Quarterly Vesting Date will be deemed to occur instead on the immediately following day that is not a weekend day or U.S. federal holiday.
(iii)The Performance Award will cover 100,000 shares of the Company’s common stock. The Performance Award will vest based upon the achievement of objective performance criteria, as determined by the Compensation Committee in its sole and absolute discretion prior to the date of grant of the Performance Award, during the period from the Effective Date through December 31, 2025, subject to Employee remaining in Continuous Service through each applicable vesting date.
(iv)In the event of a Change in Control (as defined in the 2020 Plan), unless determined otherwise by the Board or the Compensation Committee, with the consent of Employee, prior to such Change in Control, and provided Employee remains in Continuous Service through immediately prior to such Change in Control, the Performance Award will vest immediately prior to the Change in Control based upon the actual achievement of the applicable performance vesting criteria to which the Performance Award is subject (measured as of immediately prior to the Change in Control), taking into account performance through the latest date preceding the Change in Control as to which performance can, as a practical matter, be determined (but not later than the end of the applicable performance period). For clarity, any portion of the Performance Award that has not vested as of immediately prior to a Change in Control (after taking into account the vesting treatment contemplated in the immediately preceding sentence) will be forfeited without cost to the Company, unless otherwise determined by the Board or the Compensation Committee prior to such Change in Control. In addition, if the Time-Vested Award is not assumed, substituted for or otherwise continued by the successor corporation (or a parent or subsidiary thereof) in the event of a Change in Control, or if this Agreement is not assumed or replaced with a substantially similar (or more beneficial) employment agreement (excluding performance-based equity awards) by the successor corporation (or a parent or subsidiary thereof) in the event of a Change in Control, the Time-Vested Award will fully vest and will be settled immediately prior to the consummation of such Change in Control, subject to Employee remaining in Continuous Service through immediately prior to such Change in Control. The terms of this Agreement shall be reflected in such award agreement, and in the event of any conflict between the terms of such award agreement and this Agreement, the terms of such award agreement shall govern and control only if it has been executed by Employee.
(v)Each of the Time-Vested Award and the Performance Award will be granted under and subject to the terms and conditions of the 2020 Plan and an appropriate form of award agreement approved by the Board or the Compensation Committee for use thereunder. The terms of this Agreement shall be reflected in such

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award agreement, and in the event of any conflict between the terms of such award agreement and this Agreement, the terms of such award agreement shall govern and control only if it has been executed by Employee.
(vi)Employee and the Company hereby acknowledge and agree that the consummation of the Merger did not constitute a “Change in Control” (as defined in the Company’s 2016 Equity Incentive Plan (the “2016 Plan”)) for the purposes of any vesting acceleration provision that applies to stock options or any other Company equity compensation awards granted to Employee under the 2016 Plan.
4.Term of Employment. The initial term of Employee’s employment under this Agreement shall be for the period beginning on the Effective Date and ending on the third (3rd) anniversary of the Effective Date (the “Initial Term”). On the third (3rd) anniversary of the Effective Date and on each subsequent anniversary thereafter, the term of Employee’s employment under this Agreement shall automatically renew and extend for a period of twelve (12) months (each such twelve (12)-month period being a “Renewal Term”) unless written notice of non- renewal is delivered by either party to the other not less than one hundred eighty (180) days prior to the expiration of the then-existing Initial Term or Renewal Term, as applicable. Notwithstanding any other provision of this Agreement, Employee’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 7. The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”
5.Business Expenses. Subject to Section 22, the Company shall reimburse Employee for Employee’s reasonable out-of-pocket business-related expenses actually incurred in the performance of Employee’s duties under this Agreement so long as Employee timely submits all documentation for such expenses, as required by Company policy in effect from time to time. Any such reimbursement of expenses shall be made by the Company in accordance with the Company’s expense reimbursement policy as in effect from time to time following the receipt of such documentation. In no event shall any reimbursement be made to Employee for any expenses incurred after the date of Employee’s termination of employment with the Company.
6.Benefits. During the Employment Period, Employee shall be eligible to participate in the same benefit plans and programs in which other similarly situated Company employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time. The Company shall not, however, by reason of this Section 6, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to similarly situated Company employees generally.
7.Termination of Employment.
(a)Company’s Right to Terminate Employee’s Employment for Cause. The Company shall have the right to terminate Employee’s employment hereunder at any time for Cause. For purposes of this Agreement, “Cause” shall mean:
(i)Employee’s material breach of this Agreement (including, but not limited to his/her willful failure or refusal to follow any lawful directive of the Board) or any other written agreement between Employee and one or more members of the Company Group;

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(ii)Employee is convicted of, or pleads guilty or nolo contendere to, any felony, or any misdemeanor involving moral turpitude, in either case other than related to a motor vehicle violation;
(iii)Employee’s intentional or grossly negligent act of fraud or dishonesty against the Company or a member of the Company Group, which causes or can reasonably be expected to cause material loss, damage or injury to the property or reputation of the Company or a Company Group member; or
(iv)Employee’s breach of any written policy or code of conduct established by a member of the Company Group and applicable to Employee, which causes or can reasonably be expected to cause material loss, damage or injury to the property or reputation of the Company or a Company Group member.
Notwithstanding the foregoing, it shall be a condition precedent to the Company’s right to terminate Employee’s employment for Cause under Section 7(a)(i), (iii), (iv), or (v) that the Company: (x) first have given Employee written notice stating with specificity the reason for the termination (“Breach”), and (y) if such Breach is susceptible of cure or remedy, a period of thirty (30) days from and after the giving of such notice shall have elapsed without Employee’s having effectively cured or remedied such Breach during such thirty (30)-day period, unless such Breach cannot be cured or remedied within thirty (30) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days) provided that the Employee has made and continues to make a diligent effort to effect such remedy or cure within the initial thirty (30) day period and any such extension.
(b)Company’s Right to Terminate for Convenience. The Company shall have the right to terminate Employee’s employment for convenience at any time and for any reason, or no reason at all, upon written notice to Employee.
(c)Employee’s Right to Terminate for Good Reason. Employee shall have the right to terminate Employee’s employment with the Company at any time for Good Reason. For purposes of this Agreement, “Good Reason” shall mean: a resignation by Employee as a result of:
(i)a material diminution in Employee’s Base Salary, other than a general reduction in Base Salary that affects all similarly situated executives of the Company in substantially the same proportions;
(ii)an adverse change in title, authorities or responsibilities that materially diminishes Employee’s position;
(iii)a material change in the Employee’s reporting relationship such that Employee no longer reports directly to an “executive officer”, as defined in 17 CFR § 240.3b-7, of any member of the Company Group; or
(iv)a breach by any member of the Company Group of any of its obligations under this Agreement or any other written agreement between such member of the Company Group and Employee, which causes or can reasonably be expected to cause material loss, damage or inquiry to the property or reputation of Employee.
A resignation for Good Reason will not be deemed to have occurred unless Employee gives the Company written notice of the condition within sixty (60) days after the condition comes into existence, the Company fails to remedy the condition within thirty (30) days after receiving Employee’s written notice, and the date of Employee’s termination of employment must occur

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no later than ninety (90) days after the initial occurrence of the condition(s) specified in such notice.
(d)Death. Upon the death of Employee, Employee’s employment with the Company and/or all members of the Company Group shall automatically (and without any further action by any person or entity) terminate with no further obligation under this Agreement of either Party, except as expressly provided within this paragraph. Upon the Employee’s separation from service (within the meaning of Section 409A (as defined below)) due to death all unvested Company equity compensation awards (other than any Company equity compensation awards that are subject to performance-based or other similar vesting criteria) granted under any equity compensation plan of the Company that are held by Employee as of the date immediately prior to the applicable Termination Date (defined below) shall immediately vest in full and such awards, to the extent applicable, shall immediately become exercisable and be eligible for settlement in accordance with the terms and conditions provided in the applicable award agreements governing such awards.
(e)Employee’s Right to Terminate for Convenience. In addition to Employee’s right to terminate Employee’s employment for Good Reason, Employee shall have the right to terminate Employee’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon thirty (30) days’ advance written notice to the Company; provided, however, that if Employee has provided notice to the Company of Employee’s termination of employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Employee’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 7(b)).
(f)Effect of Termination.
(i)Subject to Section 7(f)(iv), if Employee’s employment hereunder is terminated by the Company via expiration and/or non-renewal of the Agreement pursuant to Section 4, without Cause pursuant to Section 7(b), or is terminated by Employee for Good Reason pursuant to Section 7(c), then so long as (and only if) Employee: (1) executes on or before the Release Expiration Date (as defined below), and does not revoke within any time provided by the Company to do so, a release of all claims in a form acceptable to the Company (the “Release”) (in the form attached hereto as Exhibit B, as updated if necessary, pursuant to applicable law), which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Employee’s employment with the Company and any other member of the Company Group or the termination of such employment, but excluding all claims to Termination Benefits (as defined below) Employee may have under this Section 7; and (2) abides by the terms of each of Sections 9, 10 and 11, then (a) the Company shall make a severance payment to Employee in an amount equal to the sum of twelve (12) months’ worth of Employee’s then current Base Salary (“Severance Payment”), (b) cause each of Employee’s then-outstanding and unvested stock options, restricted stock awards, restricted stock unit awards and any other Company equity compensation awards (other than (1) any Company equity compensation awards that are subject to performance-based or other similar vesting criteria, and (2) any stock options or any other equity awards that were granted to Employee under the 2016 Plan) that was granted to Employee more than one year prior to the date of Employee’s termination of employment to vest in full and, to the extent applicable, become fully exercisable (“Vesting Acceleration”), and (c) cause

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each of Employee’s then-outstanding and unexercised stock options (to the extent vested as of Employee’s Termination Date) to remain exercisable until the earlier of (i) the date that is three years following Employee’s Termination Date, (ii) the expiration date of the stock option, and (iii) in the event of a “Change in Control” (as defined in the 2020 Plan or the 2016 Plan), or any similar transaction, in which the successor corporation (or a parent or subsidiary thereof) does not assume or substitute for the stock option, immediately prior to the effective time of such transaction (“Post-Termination Exercise Period Extension”).
(ii)If Employee’s employment hereunder is terminated in circumstances in which Employee is eligible to receive a Severance Payment under Section 7(f)(i) and Employee satisfies each of the conditions to receive a Severance Payment under Section 7(f)(i), then, if Employee elects to continue coverage for Employee and Employee’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall promptly reimburse Employee on a monthly basis for the difference between the amount Employee pays to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Subsidy” and together with the Severance Payment, the Vesting Acceleration, and the Post-Termination Exercise Period Extension, the “Termination Benefits”). Each payment of the COBRA Subsidy shall be paid to Employee on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which Employee submits to the Company documentation of the applicable premium payment having been paid by Employee, which documentation shall be submitted by Employee to the Company within thirty (30) days following the date on which the applicable premium payment is paid. Employee shall be eligible to receive such reimbursement payments until the earliest of: (1) the date that is twelve (12) months following the Termination Date (the “COBRA Expiration Date”); (2) the date Employee is no longer eligible to receive COBRA continuation coverage; and (3) the date on which Employee becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Employee); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Employee’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. Notwithstanding the foregoing, if the provision of the benefits described in this Section 7(f)(ii) cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company or any other member of the Company Group, then the Company and Employee shall negotiate in good faith to determine an alternative manner in which the Company may provide substantially equivalent benefits to Employee without such adverse impact on the Company or such other member of the Company Group.
(iii)Subject to Section 7(f)(v) below, the Severance Payment will be divided into substantially equal installments over the twelve (12)-month period following the date of Employee’s applicable separation from service (the “Termination Date”). On the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date (the “First Payment Date”), the Company shall pay to Employee, without interest, a number of such installments equal to the number of such installments that would have been paid during the period beginning on the Termination Date and ending on the First Payment Date had the installments been paid on the Company’s regularly scheduled pay dates on or following the Termination Date, and each of the remaining installments shall be paid on the Company’s regularly scheduled pay

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dates during the remainder of applicable payment period; provided, however, that (1) to the extent, if any, that the aggregate amount of the installments of the Severance Payment that would otherwise be paid pursuant to the preceding provisions of this Section 7(f)(i) after March 15 of the calendar year following the calendar year in which the Termination Date occurs (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to Employee in a lump sum on the Applicable March 15 (or the first Business Day preceding the Applicable March 15 if the Applicable March 15 is not a Business Day) and the installments of the Severance Payment payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess), and (2) all remaining installments of the Severance Payment, if any, that would otherwise be paid pursuant to the preceding provisions of this Section 7(f)(i) after December 31 of the calendar year following the calendar year in which the Termination Date occurs shall be paid with the installment of the Severance Payment, if any, due in December of the calendar year following the calendar year in which the Termination Date occurs. “Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to be closed.
(iv)Notwithstanding anything herein to the contrary, the Severance Payment and COBRA Subsidy (and any portion thereof) shall not be payable if Employee’s employment hereunder terminates upon the expiration of the then-existing Initial Term or Renewal Term, as applicable, as a result of a non-renewal of the term of Employee’s employment under this Agreement by Employee pursuant to Section 4.
(v)If the Release is not executed and returned to the Company on or before the Release Expiration Date, and the required revocation period has not fully expired without revocation of the Release by Employee, then Employee shall not be entitled to any portion of the Termination Benefits. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to Employee (which shall occur no later than seven (7) days after the Termination Date) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.
(g)After-Acquired Evidence. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that Employee is eligible to receive the Termination Benefits pursuant to Section 7(f) but, after such determination, the Company subsequently acquires evidence or determines that: (i) Employee has failed to abide by the terms of Sections 9, 10 or 11; or (ii) a Cause condition existed prior to the Termination Date that, had the Company been fully aware of such condition, would have given the Company the right to terminate Employee’s employment pursuant to Section 7(a), then upon written notice to Employee of a good faith reasonable belief of Employee’s breach or Cause condition the Employee shall forfeit all unpaid Termination Benefits, and the Company shall have the right to cease the payment of any future installments of the Termination Benefits, provided that such breach or Cause condition must remain uncured thirty (30) days after the Board first provided Employee written notice of the obligation to cure such breach or Cause condition.
8.Disclosures.
(a)Employee hereby represents and warrants that as of the Effective Date, there exist no actual or potential Conflicts of Interest (as defined below).

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(b)Promptly (and in any event, within three (3) Business Days) upon becoming aware of any actual or potential Conflict of Interest, Employee shall disclose such actual or potential Conflict of Interest to the Board.
(c)A “Conflict of Interest” shall exist when Employee engages in, or plans to engage in, any activities, associations, or interests that conflict with, or create an appearance of a conflict with, Employee’s duties, responsibilities, authorities, or obligations for and to any member of the Company Group.
9.Confidentiality. In the course of Employee’s employment with the Company and the performance of Employee’s duties on behalf of the Company Group hereunder, Employee will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Employee’s receipt and access to such Confidential Information, and as a condition of Employee’s employment, Employee shall comply with this Section 9.
(a)Both during the Employment Period and thereafter, except as expressly permitted by this Agreement or by directive of the Board, Employee shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Employee shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). The covenants of this Section 9(a) shall apply to all Confidential Information, whether now known or later to become known to Employee during the period that Employee is employed by or affiliated with the Company or any other member of the Company Group.
(b)Notwithstanding any provision of Section 9(a) to the contrary, Employee may make the following disclosures and uses of Confidential Information:
(i)disclosures to other employees of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;
(ii)disclosures to customers and suppliers when, in the reasonable and good faith belief of Employee, such disclosure is in connection with Employee’s performance of Employee’s duties under this Agreement and is in the best interests of the Company Group;
(iii)disclosures and uses that are approved in writing by the Board; or
(iv)disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement.
(c)Upon the expiration of the Employment Period, and at any other time upon request of the Company, Employee shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Employee’s possession, custody or control and Employee shall not retain any such documents or other materials or property of the Company Group. Within five (5) days of any such request, Employee shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.

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(d)All trade secrets, non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to Employee, individually or in conjunction with others, during the period that Employee is employed by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.” Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or the other applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Employee or any of Employee’s agents; (ii) was available to Employee on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Employee on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.
(e)Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Employee from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any such governmental authority (including the U.S. Securities and Exchange Commission); (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Employee has engaged in any such conduct.
10.Non-Competition; Non-Solicitation.
(a)The Company shall provide Employee access to Confidential Information for use only during the Employment Period, and Employee acknowledges and agrees that the Company Group will be entrusting Employee, in Employee’s unique and special capacity, with

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developing the goodwill of the Company Group, and in consideration of the Company providing Employee with access to Confidential Information and as an express incentive for the Company to enter into this Agreement and employ Employee hereunder, Employee has voluntarily agreed to the covenants set forth in this Section 10. Employee agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Employee undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and legitimate business interests.
(b)During the Prohibited Period, Employee shall not, without the prior written approval of the Board, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity of any nature:
(i)engage in or participate, directly or indirectly, in the following conduct: (A) owning, managing, operating, or being an officer or director of, any business that competes with any member of the Company Group in the Market Area related to the Business (except for the ownership of up to 3.0% of the shares of common stock or securities or any entity whose common shares or securities are listed on a national securities exchange), or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group in any capacity (with respect to this clause (B)) in which Employee’s duties or responsibilities are the same as or similar to the duties or responsibilities that Employee had on behalf of any member of the Company Group;
(ii)solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group with whom or which Employee had personal contact in the course of performing Employee’s duties for any member of the Company Group to cease or lessen such customer’s or supplier’s business with any member of the Company Group; or
(iii)solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate or reduce his, her or its employment or engagement with any member of the Company Group. This provision shall not prohibit Employee from employing or making an offer of employment to an employee or contractor of any member of the Company Group if such employment and/or offer resulted from a general solicitation or advertisement for applications in a newspaper, trade publication, on the Internet or other public forum.
(c)Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 9 and in this Section 10, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.

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(i)If Employee violates his/her obligations during the Prohibited Period and the Company (or relevant member of the Company Group) brings legal action for injunctive or other relief under Sections 9 and/or 10, the applicable Restricted Period shall be tolled by such court of competent jurisdiction so that the Company Group shall not be deprived of the benefit of the full Prohibited Period.
(ii)During the Prohibited Period, Executive expressly agrees to notify any prospective employer or affiliate in the restricted Business and Market Area of his/her obligations during the Prohibited Period and authorizes the Company to make contact with, any person or affiliate reasonably believed by the Company Group to be engaged or about to be engaged in an act that would constitute a violation of Employee’s obligations under this Agreement. Employee hereby waives, and releases the Company Group from, any claims whatsoever arising in connection with the Company Group’s contact or discussions with such person or affiliate.
(d)The covenants in this Section 10, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such court deems reasonable, and this Agreement shall thereby be reformed.
(e)The following terms shall have the following meanings:
(i)“Business” shall mean the business and operations that are the same or similar to those performed (or as to which are proposed to be performed based on plans developed within the twelve (12) month period immediately prior to the Termination Date) by the Company and any other member of the Company Group for which Employee provides services or about which Employee obtains Confidential Information during the Employment Period.
(ii)“Market Area” shall mean: (A) the United States; and (B) and any other geographic area or market where or with respect to which the Company or any other member of the Company Group conducts or has specific plans to conduct the Business on or at any time during the twelve (12) month period prior to the Termination Date.
(iii)“Prohibited Period” shall mean the period during which Employee is employed by any member of the Company Group and continuing for a period of twelve (12) months following the date that Employee is no longer employed by any member of the Company Group.
11.Ownership of Intellectual Property. Employee agrees that the Company shall own, and Employee shall (and hereby does) assign, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, designs, know-how, ideas and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Employee during the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group that relates to the Business (“Company Intellectual Property”), and Employee shall promptly disclose all Company Intellectual Property to the Company. All of Employee’s works of authorship and associated copyrights created during the period in which Employee is employed by or affiliated

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with the Company or any other member of the Company Group and related to the Business shall be deemed to be “works made for hire” within the meaning of the Copyright Act. Employee shall perform, during and after the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group, all acts deemed necessary by the Company to assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property.
12.Defense of Claims. The Company shall obtain and maintain directors’ and officers’ liability insurance coverage in effect for Employee during the Employment Period and continuing thereafter so long as Employee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, by reason of the fact that Employee had served in the capacity or capacities referred to herein. During the Employment Period and thereafter, upon request from the Company, Employee shall cooperate with the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Employee’s actual or prior areas of responsibility.
13.Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Employee.
14.Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Unless the context requires otherwise, the word “or” is not exclusive. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
15.Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Austin, Texas.

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16.Entire Agreement and Amendment. This Agreement contain the entire agreement of the parties with respect to the matters covered herein and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof, including the Original Agreement. This Agreement may be amended only by a written instrument executed by both parties hereto.
17.Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.
18.Assignment. This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee. The Company may assign this Agreement without Employee’s consent, including to any member of the Company Group and to any successor to or acquirer of (whether by merger, purchase or otherwise) all or substantially all of the equity, assets or businesses of the Company.
19.Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) when sent by facsimile transmission (with confirmation of transmission) on a Business Day to the number set forth below, if applicable; provided, however, that if a notice is sent by facsimile transmission after normal business hours of the recipient or on a non-Business Day, then it shall be deemed to have been received on the next Business Day after it is sent, (c) on the first Business Day after such notice is sent by express overnight courier service, or (d) on the second Business Day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:
If to the Company, addressed to:
Hyliion Holdings Corp
1202 BMC Drive, Suite 100
Cedar Park, TX 78613
Attention: Human Resources
If to Employee, addressed to:
Hyliion Holdings Corp
1202 BMC Drive, Suite 100
Cedar Park, TX 78613
Attention: Patrick Sexton
20.Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.
21.Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Employee and any member of the Company Group prior to the termination of Employee’s employment with the Company or any member of the Company

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Group, any termination of Employee’s employment shall constitute, as applicable, an automatic resignation of Employee: (a) as an officer of the Company and each member of the Company Group; (b) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Employee serves as such Company Group member’s designee or other representative.
22.Section 409A.
(a)Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. No payment or benefits to be paid to Employee, if any, under this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A will be paid or otherwise provided until the Employee has a “separation from service” within the meaning of Section 409A.
(b)To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Employee’s taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.
(c)Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Employee’s death or (ii) the date that is six (6) months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non- compliance with Section 409A.
23.Certain Excise Taxes.
(a)Notwithstanding anything to the contrary in this Agreement, if any payment or benefit Employee would receive from the Company or any other party whether in connection with the provisions of this Agreement or otherwise (“Payment”) would (i) constitute

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a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a Reduced Amount will give rise to the greater after tax benefit, the reduction in the Payments shall occur in the following order: (a) reduction of cash payments; (b) cancellation of accelerated vesting of equity awards other than stock options; (c) cancellation of accelerated vesting of stock options; and (d) reduction of other benefits paid to Employee. Within any such category of payments and benefits (that is, (a), (b), (c) or (d)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. In the event that acceleration of compensation from Employee’s equity awards is to be reduced, such acceleration of vesting shall be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.
(b)The independent accounting firm engaged by the Company for general accounting and/or tax advisory purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code shall perform the foregoing calculations. If the independent accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such event, the Company shall appoint an independent accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent accounting firm required to be made hereunder. The independent accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Employee within thirty (30) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by the Company or Employee) or such other time as reasonably requested by the Company or Employee. Any good faith determinations of the independent accounting firm made hereunder shall be final, binding and conclusive upon the Company and Employee.
24.Effect of Termination. The provisions of Sections 7, 9-13 and 21 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Employee and the Company.
25.Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Employee’s obligations under Sections 8, 9, 10, 11 and 21 and shall be entitled to enforce such obligations as if a party hereto.
26.Severability. Other than as set forth in Section 10(d), if a court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
27.Non-Disparagement. Employee shall not, directly or indirectly, make or cause to be made any disparaging, denigrating, derogatory, misleading, or false statement orally or in writing to any person, including clients or prospective clients, competitors and advisors to the Company Group and members of the investment community or press, about (i) the Company and/or Company Group, or its/their members, managers, officers, employees, agents, or clients,

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or (ii) the business strategy or plans, policies, practices, or operations of the Company Group. Notwithstanding the foregoing, nothing in this section is intended to prevent Employee from making truthful statements to his attorney of record and/or any other government or law enforcement agency or official, or as otherwise required by applicable subpoena or court order.

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IN WITNESS WHEREOF, Employee and the Company each have caused this Agreement to be executed, and intend this Agreement to become effective as of the Effective Date.
EMPLOYEE

/s/ Patrick Sexton
Name: Patrick Sexton
Title: Chief Technology Officer

HYLIION HOLDINGS CORP.

By:    /s/ Thomas Healy
Name: Thomas Healy
Title: Chief Executive Officer

Signature Page to Employment Agreement

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